Exhibit 99.1

NASDAQ: INM 1445 – 885 West Georgia St. Vancouver, BC, Canada V6C 3E8 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Announces INM-089 Intravitreal Formulation in the Treatment of Dry Age-Related Macular Degeneration

●	INM-089 IVT formulation selected for continued development

●	Demonstrated successful delivery at doses up to 10 times the projected therapeutic level, indicating a favorable pharmacokinetic profile and a significant safety margin

●	Dose ranging studies completed

Vancouver, British Columbia – February 3, 2025. InMed Pharmaceuticals Inc. (NASDAQ: INM) (“InMed” or the “Company”), a pharmaceutical company focused on developing a pipeline of proprietary small molecule drug candidates for diseases with high unmet medical needs, today announced the selection of an intravitreal (‘IVT’) formulation for INM-089 as a drug candidate to be utilized in the Company’s ongoing development program targeting the treatment of dry age-related macular degeneration (‘AMD’).

Michael Woudenberg, InMed’s Chief Operating Officer and Senior Vice President of Chemistry, Manufacturing, and Controls, commented, “We are encouraged by the recent data demonstrating that INM-089 can be successfully delivered as an IVT formulation, offering several advantages for the continued development of this compound in the treatment of dry AMD. The supporting data generated through the IVT formulation underscores its potential as an effective therapeutic approach for this challenging condition.”

InMed’s proprietary IVT formulation, combined with the INM-089 active pharmaceutical ingredient (‘API’), has been successfully delivered to the targeted area of the eye in preclinical studies in doses of up to 10 times the calculated safety margin relative to the therapeutic dose level. This INM-089 IVT formulation will be used in the next stages of preclinical studies, including GLP-enabling studies and subsequent stages of clinical development.

Additionally, InMed has recently completed a series of dose-ranging in vivo studies. The information from the dose-ranging study will guide us in selecting the appropriate doses for the pivotal preclinical toxicology studies.

Intravitreal injection has been the established method for the effective delivery of drugs to the back of the eye and remains the standard of care among retinal specialists. Topical formulations, such as eye drops, face significant challenges in delivering highly lipophilic drugs to this target tissue because the complex anatomy and protective barriers of the eye hinder effective drug permeation.

About AMD and need for new treatment options

AMD is a common progressive eye disease affecting the macula, or back of the eye, and impedes one’s central vision. An estimated 196 million people worldwide live with AMD. Dry AMD is the most common form, accounting for an estimated 80% of AMD cases. Until recently, there were no treatments for this prevalent disease. Two new treatments have been approved for late-stage dry AMD, also known as geographic atrophy (‘GA’). There remains a major unmet medical need for dry AMD, which impacts an estimated 12.6% of Americans aged 40+.

INM-089: A promising drug candidate for Dry AMD

INM-089 is a small molecule drug candidate in development for the treatment of AMD. Preclinical studies of INM-089 demonstrated significant functional and pathological improvements in a dry AMD disease study model. Results from studies demonstrate that INM-089:

●	provides neuroprotection of photoreceptors and improves photoreceptor function;

●	improves the integrity of the retinal pigment epithelium;

●	reduces extracellular auto fluorescent deposits, a hallmark of dry AMD;

●	preserves retinal function in the back of the eye; as well as

●	improves thickness of “outer nuclear layer” of the retina where photoreceptors are located.

To learn more about InMed’s INM-089 Program in the treatment of, please visit our website: https://www.inmedpharma.com/pharmaceutical/inm-089-for-age-related-macular-degeneration/

About InMed:

InMed Pharmaceuticals is a pharmaceutical company focused on developing a pipeline of proprietary small molecule drug candidates targeting the CB1/CB2 receptors. InMed’s pipeline consists of three separate programs in the treatment of Alzheimer’s, ocular and dermatological indications. For more information, visit www.inmedpharma.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

and Corporate Communications

T: +1 604 416 0999

E: ir@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “potential”, “possible”, “would” and similar expressions. Such statements, based as they are on current expectations of management, inherently involve numerous risks, uncertainties and assumptions, known and unknown, many of which are beyond our control. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Without limiting the foregoing, forward-looking information in this news release includes, but is not limited to, statements about: the efficacy of INM-089; INM-089’s ability to treat AMD; marketability and uses for INM-089; the results of further studies into INM-089 and the further development of InMed’s AMD program; and, developing a pipeline of proprietary small molecule drug candidates for diseases with high unmet medical needs.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.

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